Exhibit 4.8

SERVICE AGREEMENT

Made and entered into by and between:

GFL MINING SERVICES LIMITED

(“the Company”)

and

IAN DAVID COCKERILL

(“the Director”)

WHEREAS:

The Company wishes to employ the Director, who is agreeable thereto, upon the terms and conditions set out herein.

IT IS HEREBY AGREED AS FOLLOWS:

1.	INTERPRETATION

In this Agreement unless the context clearly indicates a contrary intention:

1.1	The head notes are for reference purposes only and shall not affect the interpretation of any part hereof.

1.2	The singular includes the plural and vice versa.

1.3	A reference to one gender includes the other genders.

1.4	A reference to a firm or body corporate includes a natural person and vice versa.

1.5	The schedules and annexures shall be initialled by the parties for the purposes of identification and form part of this Agreement as if specifically included herein.

1.6	Words and expressions defined in the Companies Act No. 61 of 1973 (“the Act”) shall be given those defined meanings when used in this Agreement; the following words bear the meaning set out opposite them below and cognate expressions bear a like meaning:

1.6.1	“the Board” — shall mean the Board of Directors of GFI or,

where appropriate, the Chairman of the Board;

1.6.2	“the Chairman” — the Chairman of the Board of GFI;

1.6.3	“the Company” — shall mean GFL Mining Services Limited, a wholly owned subsidiary of Gold Fields Limited;

1.6.4	“GFI” — shall mean Gold Fields Limited (formerly Driefontein Consolidated Limited);

1.6.5	“the Group” — shall mean the Company, the ultimate holding company of the Company, from time to time, and every subsidiary of the Company or of that ultimate holding company, as the case may be, from time to time;

1.6.6	“R” and “Rands” — shall mean the lawful currency of the Republic of South Africa.

2.	APPOINTMENT AND DURATION

2.1	The Director was first employed by the Company and appointed Managing Director effective 1 October 1999. This agreement sets out the terms of employment of the Director with the Company from 1 March 2004 to take into account the introduction of the Gross Remuneration Package system. The Director agrees that all previous employment and related agreements entered into between the Director and the Company shall be revoked as from 1 March 2004 and be replaced by this agreement and the Gold Fields Guernsey agreement (Annexure B). Any obligations that the Director may have to the Company that arose in terms of such employment and related agreements, which shall include, but not be limited to confidentiality and copyright obligations, which arose prior to the commencement date, shall continue.

2.2	Effective 01 July 2002 the Director was appointed President and Chief Executive Officer of GFI and Chairman of the Board of Directors of the Company. The Director shall not receive any remuneration or benefits from GFI in respect of his services as President and Chief Executive Officer, all benefits of employment being paid to him by the Company, a wholly owned subsidiary of GFI, in terms of this agreement.

2.3	Notwithstanding the date of signature hereof, this Agreement shall in all respects be deemed to have commenced with effect from 1 March 2004, and shall, subject to the remaining provisions hereof, endure thereafter until not less than six (6) calendar months’ written notice of termination is given by the Director to the Board, or until not less than six (6) calendar months’ written notice is given by the Board to the Director.

2.4	The Director’s retirement age shall be 63 years of age and his employment and directorships will automatically terminate upon such date.

3.	APPOINTMENT TO BE FULL TIME

3.1	During the subsistence of this Agreement the Director shall devote all of his business time, attention, skills and efforts exclusively to the business and affairs of GFI, the Company and the Group other than de minimis amounts of time devoted by him to the management of his personal finances or to engaging in charitable or community services.

3.2	The Director shall not be engaged either directly or indirectly, and whether as principal, agent, director, shareholder, or in any other manner whatsoever, in any other form of business without the previous written consent of the Board which shall not be unreasonably withheld.

3.3.	The Director shall use his best endeavours to promote and extend the business interests and welfare of the Company.

3.4.	The Director shall preserve and promote the goodwill of the Company.

3.5.	The Director shall comply with all reasonable and lawful instructions given to him from time to time by the Board.

3.6.	The Director shall comply with all relevant legislation and function within any powers of authority which may be delegated to him by the Board from time to time.

3.7.	The Director’s principal place of employment shall be the corporate offices of the Company situated in Johannesburg or such other place as the Board may stipulate, although he understands and agrees that he will be required to travel for business purposes.

4.	RESPONSIBILITY AND DUTIES

4.1.	The Director shall report to the Board in accordance with the requirements of 4.2 and 4.3 and shall report on such matters and furnish such information to the Board as it and/or its nominee/s may, from time to time require.

4.2.	The duties of the Director shall, consistently with the aforegoing, be those normally carried out by a President and Chief Executive Officer of a company similar to GFI and in particular shall be to take charge of, maintain and superintend the business carried on by GFI and the Company wherever the Board may decide to carry on such business; to act as a Director or other officer of any other company in the Group or of any company not in the Group; to supervise the work of and engage or dismiss employees of the Company; and to see to the due performance of their duties. In particular the Director shall be responsible for the performance of GFI and all its operations and new business development activities.

4.3.	The Director shall at all times faithfully, promptly and punctually carry out and perform all his duties including such duties as may, conformably with his position, be delegated or assigned to him by the Board; and he shall use his best endeavours properly to conduct, improve, extend and develop the business of the Group.

4.4.	The Director acknowledges the international nature of the business of the Group and shall make himself available at all times to attend to such business. The Director shall ensure that he has suitable facilities at his residence to attend to his duties out of ordinary office hours.

4.5	The Director may from time to time be called upon by the Company to take up an office with other companies or bodies and if so to diligently serve such company or body. Any fees or other remuneration the Director receives in such capacity as a nominee of the Company will be required to be paid to the Company.

4.6	The Company may from time to time require the Director’s spouse to accompany him when he is obliged to conduct business away from his normal place of work.

5.	RESTRAINTS

5.1	By virtue of the Director’s employment by the Company he has and will continue to have, access to the Group’s trade secrets and confidential information including (but without limitation) the following matters:

mining know-how, processes, techniques, designs, knowledge of or influence over the customers or business associates of the Group (hereinafter referred to as “the associates”), the contractual arrangements between the Group and the associates, the financial details of the Group’s relationship with its associates, the names of the Group’s prospective business associates or customers and their requirements, details of the Group’s financial structure and operating results, details of the remuneration paid by the Group to its various officers and employees and of their duties, as well as all other matters which relate to the business of the Group and in respect of which information is not readily available, in the ordinary course of business, to a competitor of the Group (collectively referred to herein as “the trade secrets”).

5.2	Moreover the Director will, by virtue of his position, be a key man in the operation of the Group and is intimately aware of the needs of the Group, its position, perspective and prospects within the industry in which it operates.

5.3	Consequently, if for any reason whatsoever the Director was to become employed by or otherwise associated with or interested in any present or future competitor of the Group, the latter’s proprietary interests in the trade secrets may be prejudiced.

5.4	Having regard to 5.1, 5.2, and 5.3 and in order to protect the Group’s proprietary interests in the trade secrets as aforesaid, the Director undertakes in favour of the Group:

5.4.1	he will not, whether directly or indirectly, use any of the trade secrets, or divulge or disclose them to any other persons whomsoever, without the prior written consent of the Board;

5.4.2	any written or electronic instructions, notes, memoranda or records of whatsoever nature relating to the trade secrets (hereinafter referred to as “the confidential records”) which may have been made by him or which may have come into his possession shall be:

5.4.2.1	deemed to be the property of the Company; and accordingly

5.4.2.2	shall be surrendered by him to the Company at the latter’s election on demand by the Board;

5.4.3	he will not retain any copies of the confidential records or any extracts therefrom, upon the surrender thereof by him in terms of 5.4.2.2;

5.4.4	he will not for a period of twenty four months after termination of his employment, either for himself or as the agent of anyone else, persuade, induce, solicit, encourage or procure (or endeavour to do any of the aforegoing) any of the Group’s employees to :

5.4.4.1	become employed by or interested in any manner whatsoever in any business, firm, undertaking or company (collectively referred to herein as “any concern”) directly or indirectly in competition with the Group; or

5.4.4.2	terminate his employment by the Group;

5.4.5	he will not furnish any information or advice acquired by him as a result of his association with or employment by the Company, to any person whomsoever, which results or may result in any of the Group’s employees becoming employed by or interested in any manner whatsoever, whether directly or indirectly, in any concern; and

5.4.6	he will not solicit, interfere with or entice or endeavour to entice away from the Group any person, firm, undertaking or company who or which, during the period of two years immediately prior to the termination of his employment, is or was an associate, customer or supplier of, or was accustomed to dealing with the Group.

5.5	The Director shall not, during the currency of his engagement or after the termination thereof, be entitled whether for his own benefit or that of others, to make use or avail himself of or to derive profit from any information or knowledge specifically related to the business or affairs of the Group or any of its clients which he shall or may have acquired by reason of his position in or association with the business of the Group and which is not in the public domain.

5.6	The Director undertakes that he will not at any time during this Agreement, or after termination hereof, disclose any information which comes to his knowledge as a result hereof, not being information which comes from an independent third person, and which relates to:

5.6.1	any business or marketing method or practice or associates of the Group;

5.6.2	any technical information, know-how or process or method of the Group to anyone.

5.7.	The Director shall nevertheless be at liberty to disclose the information referred to in this 5 to such person to whom it shall be necessary to make such disclosure for the purpose of implementing his rights and obligations under this Agreement, provided that the Director shall, before making such disclosure, ensure that all reasonable precautions are taken to ensure that any person to whom such disclosure is made shall at all times observe strict secrecy.

6.	COPYRIGHT IN WORKS MADE BY THE DIRECTOR

6.1	For good and sufficient consideration payable pursuant to this agreement the Director hereby irrevocably:

6.1.1	assigns to the Company all of his right, title and interest in and to any and all copyright in all works which are or may become eligible for copyright under the laws of the Republic of South Africa or any other country which he alone or in conjunction with others, may have produced or written or may in future produce or write and which relates to the business of the Group or which arises directly or indirectly from or incidental to his employment by the Company and appointment by GFI (hereinafter referred to as “the works”);

6.1.2	grants to the Company the exclusive right to alter and adapt the works;

6.1.3	assigns to the Company the rights conferred upon him as author of the works in terms of Section 20(1) of the Copyright Act No. 98 of 1978.

6.2	No further documentation need be executed to give effect to the aforegoing but at the request and expense of the Company, the Director undertakes to execute all such documents as it may require for the purpose of confirming the vesting of any copyright hereby assigned to the Company.

6.3	The Director acknowledges and agrees that each provision of this clause 6 is separate, several and separately enforceable from every other provision of this Agreement; and furthermore agrees that the invalidity or un-enforceability of any one or more of the provisions hereof, shall not prejudice or affect the enforceability and validity of the remaining provisions of this Agreement.

7.	REMUNERATION

7.1	Subject to the approval of the shareholders of GFI, as remuneration for the services to be rendered by him to the Company pursuant to this Agreement, the Company shall pay to the Director with effect as from the commencement hereof (as provided for in paragraph 2.3 above) a remuneration package consisting of the following (and further amplified in Annexure A):

7.1.1	A Gross Remuneration Package (GRP) at an annual rate of R3 201 000 (Three million two hundred and one thousand Rand) payable in South Africa in South African Rands in twelve monthly instalments, in arrears, on or before the last day of each month, for the duration hereof; and which salary shall be deemed to accrue from day to day; provided that the Director may elect or shall be required, as the case may be, to participate in the benefits set out below and, where applicable, to be funded from the GRP; the balance of the GRP shall be paid in cash. Such salary will be reviewed annually for possible adjustment effective 1 January each year.

7.1.2	Compulsory membership of a retirement fund, nominated by the Company, currently the Gold Fields Limited Corporate Retirement Fund.

The Company will contribute 20% of the Director’s elected Pensionable Emoluments to such fund which amount shall be paid out of the GRP in arrears.

7.1.3	Voluntary participation in the Company’s Vehicle Schemes.

7.1.4	The Director shall be required to participate in the Company’s nominated medical scheme, which may be changed by the Company from time to time. The Director hereby acknowledges that as at the date hereof he has full knowledge of the constitution and rules of the scheme and of the fact that such contributions escalate, from time to time. Total contributions are payable by the Company and are deducted from the GRP set out in 7.1.1. Upon retirement the Director may elect to remain a member of the scheme provided that total contributions payable shall be made by the Director.

7.1.5	The Director shall be required to participate in the Group Personal Accident Policy in terms of the rules applicable to such policy from time to time.

7.2	In the light of the travelling requirements of this post the Company undertakes to provide 24 hours security coverage at the residence of the Director.

7.3	The Director will be reimbursed in Rands in respect of all actual expenditure which is wholly and necessarily incurred by him on behalf of the Group in the performance of his duties hereunder, against presentation of such vouchers as the Company may require.

8.	INCENTIVES

8.1	The Director shall be entitled to participate at the discretion of the Compensation Committee in the GF Management Incentive Scheme subject to the terms and rules of the Scheme.

8.2	For each Financial Year the Director will be eligible to earn an annual bonus (“Annual Bonus”) equal to 50% of his annual Gross Remuneration Package referred to in 7.1.1, based upon the GRP in effect at the end of the applicable Financial Year, provided that the Director achieves the applicable performance target or targets approved by the Board for such Financial Year (the “Targets”). If the Targets are achieved, the Company shall pay the Director an Annual Bonus equal to 50% of his GRP. If the Targets are not fully achieved, the Board, in its sole discretion, may pay the Director an Annual Bonus of a lesser amount, and if the Targets are exceeded, the Board, in its sole discretion, may pay the Director an Annual Bonus of up to a further 50% of his GRP in accordance with a schedule developed by the Board for each Financial Year. The Targets for each Financial Year will be approved by the Board after reasonable consultation with the Director and will generally be adopted by no later than thirty days following the start of the applicable Financial Year. The Annual Bonus earned by the Director for each Financial Year will be paid to him within 60 days following the end of such Financial Year.

8.3	The decision of the Compensation Committee appointed by the Board as to the amount and manner of payment of any performance incentive bonus shall be final.

9.	CHANGE IN CONTROL

9.1	In the event that the Director’s employment is terminated, either directly or on good reason, solely as a result of a “change in control” (within the meaning of that term as defined in the Securities Regulation Code on Take-overs and Mergers of the Securities Regulation Panel, or in the event of a deemed change in control within the meaning of 9.2) and within 12 months of such change in control, the Company shall pay to the Director not later than 30 days after the date of the termination of his employment, an amount equivalent to twice his annual GRP referred to in 7.1.1, plus the average of the incentive bonuses paid by the Company to the Director during the previous two completed financial years, together with any other payments and/or benefits due in terms of this contract. The agreed amounts referred to in the preceding sentence shall cover any compensation or damages the Director may be entitled to in terms of the Labour Relations Act, 1995, the Basic Conditions of Employment Act, 1997, and any other legislation governing employment. The Director shall be entitled for a period of two years after the date of termination, subject to the relevant rules of the share option scheme then in force, to retain and to exercise all share options allocated to him including those which may not have vested at the date of such termination. The Director shall furthermore be entitled to receive the incentive bonus he has earned in terms of 8.2, notwithstanding that the financial year concerned may not have been concluded.

9.2	For the purposes of this clause there shall be deemed to be a change in control on the occurrence of any of the following events:

9.2.1	the acquisition by any individual, entity or group (“a Person”) of beneficial ownership of 30% or more of either:

9.2.1.1	the then issued ordinary shares of GFI (“the ordinary shares”); or

9.2.1.2	the combined voting power in respect of the issued ordinary share capital of GFI entitling the holder thereof to vote on the election of Directors (“the voting shares”);

provided that, for the purposes of this 9.2.1, the following acquisitions shall not constitute a change in control:

	(i)	any acquisition directly from the company;

	(ii)	any acquisition by the company;

	(iii)	any acquisition by any company pursuant to a transaction which complies with 9.2.3.1, 9.2.3.2 and 9.2.3.3 below; or

9.2.2	individuals who, as of 01 July 2002, (“the effective date”) constitute the Non Executive GFI Board (“the Incumbent Board”) cease for any reason to constitute at least a majority of the GFI Non Executive Board; provided that any individual becoming a Director subsequent to the effective date whose election, or nomination for election by the GFI’s shareholders, was approved by a vote of at least the majority of the Directors then comprising the Incumbent Board, shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the GFI Board; or

9.2.3	consummation of a re-organisation, merger or consolidation or sale or other disposition of all or substantially all of the assets of GFI or an acquisition of assets of another company (“a Business Combination”), in each case, unless, following such Business Combination:

9.2.3.1	all or substantially all of the Persons who were the beneficial owners of the issued ordinary shares and issued voting shares of the GFI, immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then issued ordinary shares of GFI and the then issued voting shares, as the case may be, of the entity resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns GFI or all or substantially all of the GFI’s assets, either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the issued ordinary shares of GFI or of its issued voting shares, as the case may be;

9.2.3.2	no Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust)) beneficially owns, directly or indirectly, 30% or more of, respectively, the then issued ordinary shares of GFI resulting from such Business Combination or the issued voting shares, except to the extent that such ownership existed prior to the Business Combination; and

9.2.3.3	at least a majority of the board of Directors of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

9.2.4	approval by the shareholders of GFI of a voluntary winding up or dissolution of GFI or the granting of a final or provisional winding-up order in respect of GFI.

9.3	“Good reason” shall include, with respect to the Director, without the Director’s written consent:

9.3.1	the assignment to the Director of any duties inconsistent in any respect with the Director’s position (including status, title, offices and reporting requirements) authority, duties or responsibilities immediately before the change of control, or any other action by GFI and/or the Company which results in a significant diminution in such position, authority, duties or responsibilities;

9.3.2	any reduction in the Director’s annual salary or incentive bonus opportunity or any material reduction in other compensation or employee benefits, as in effect during the 120-day period immediately preceding the change of control (or as such amounts may be increased from time to time);

9.3.3	the Company or GFI requiring the Director to relocate his principal place of business to a location which is more than 45 kilometres from the then current principal place of business;

provided that the Director shall not be entitled to rely on this definition of good reason in respect of an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company or GFI promptly after receipt of written notice thereof given by the Director.

9.4	In the event that the Director elects to claim termination for good reason in terms of 9.1 read with 9.3, he shall provide 60 days written notice of his intention to resign and the Company shall have the opportunity within that period to effect a remedy of the condition constituting good reason, failing which the resignation shall take effect at the end of the 60 day period.

9.5	In the event of the consummation of an acquisition, merger, consolidation, scheme of arrangement or other re-organisation, whether or not there is a change of control, and the Director’s services are terminated, either directly or on good reason, in consequence of the re-allocation of personnel or duties, the provisions of 9.1 shall apply.

10.	TAXATION

None of the provisions of this Agreement shall impose any obligation on the Company to make any tax payment in favour of the Director; the Director shall himself bear and pay all monies for which he may be liable in respect of income tax or any other tax. In that regard the Company shall be entitled (but not obliged) to deduct from monies payable to the Director any sums which the Company, in its absolute and unfettered discretion, considers that the Director is liable to pay in respect of any tax of whatsoever kind.

11.	LEAVE

The Director shall be entitled to 24 (twenty-four) working days holiday leave on full pay in each year (calculated as from the commencement of this agreement), to be taken at such time as shall be mutually agreed between him and the Board and in terms of the Company’s leave regulations.

12.	TERMINATION

12.1	The Company may terminate this Agreement summarily or upon notice at any time for any reason recognised as justifying such termination of employment at law. Such reasons shall include but not be limited to any of the following:

12.1.1	if the Director is sequestrated, shall become insolvent or voluntarily surrender his estate; or be guilty of misconduct including but not limited to fraud, dishonesty, wilful default, or negligence; or

12.1.2	if the Director is disqualified from acting as a director of a company in terms of the Act; or

12.1.3	if the Director is removed from the Board pursuant to or under the articles of association of the Company or an ordinary resolution of its shareholders under Section 220 of the Act.

12.2	In the event of termination in terms of 12.1 the Director shall be entitled to all such amounts owing to him in terms of this agreement up to the date of such termination.

13.	TERMINATION FOR OPERATIONAL AND OTHER REASONS

13.1	The Company may terminate this Agreement summarily or upon notice at any time for any reason recognised as justifying such termination of employment at law. Such reasons shall include but not be limited to any of the following:

13.1.1	the death of the Director;

13.1.2	if the Director, through illness or any cause, has been unable to perform his duties for a continuous period of three consecutive months in one year, or, if a medical practitioner appointed by the Company certifies that in his opinion the Director will be unable to carry out his duties hereunder for the next three consecutive months;

13.1.3	operational reasons;

13.2	In the event of termination in terms of 13.1 the Director shall be entitled to all such amounts owing to him in terms of this agreement up to the date of such termination including in the case of 13.1.2 and 13.1.3 payment in respect of the six month notice period referred to in 2.3.

13.3	The Director agrees to undergo any medical examination at any time reasonably required by the Board and, if necessary, to authorise any medical or other practitioner who carries out such examination to disclose to the Chairman the results of, and his findings in consequence of, such examination.

14.	ON TERMINATION OF APPOINTMENT, DIRECTOR TO RESIGN FROM ALL HIS OFFICES HEREUNDER

14.1	The Director shall on termination of this Agreement in terms hereof, if so required by GFI, forthwith resign from his office as a Director and from every other position which he may hold in GFI, the Company or any other company to which he may have been appointed under 4 hereof. In the event that the Director fails to comply with any such request his resignation shall be deemed to have been given and accepted; and for that purpose he hereby appoints the Company as his agent or Attorney in rem suam to effect such resignation.

14.2	The Director shall not whilst this Agreement is in force be at liberty to resign from the Boards of the Company or GFI.

15.	VARIATIONS NOT EFFECTIVE UNLESS IN WRITING

No variation, modification or waiver of any provision of this Agreement, or consent to any departure therefrom, shall in any way be of any force or effect unless confirmed in writing and signed by the parties and then such variation, modification, waiver or consent shall be effective only in the specific instance and for the purpose and to the extent for which it was made or given.

16.	PARTIES NOT AFFECTED BY WAIVER OF BREACHES

16.1	The waiver (whether express or implied) by either party of any breach of the terms or conditions of this Agreement by the other party shall not prejudice any remedy of the waiving party in respect of any continuing or other breach of the terms and conditions hereof.

16.2	No favour, delay, relaxation or indulgence on the part of either party in exercising any power or right conferred on such party in terms of this Agreement shall operate as a waiver of such power or right nor shall any single or partial exercise of any such power or right preclude any other or further exercises thereof or the exercise of any other power or right under this Agreement.

16.3	The expiry or termination of this Agreement shall not prejudice the rights of either party in respect of any antecedent breach or non-performance by the other party of any of the terms or conditions hereof.

17.	SUPPORT

The parties undertake at all such times to do all such things, to perform all such acts and to take all such steps and to procure the doing of all such things, the performance of all such actions and the taking of all such steps, as may be open to them and necessary for or incidental to the putting into effect or maintenance of the terms, conditions and import of this Agreement.

18.	SOLE AGREEMENT

This Agreement together with the Agreement entered into between the Director and Gold Fields Guernsey (Annexure B) shall constitute the sole Agreement between the parties in relation to the employment of the Director and no representation not contained herein shall be of any force between the parties.

19.	APPLICABLE LAWS

This agreement will be interpreted and applied in accordance with the laws of the Republic of South Africa.

20.	OTHER CONDITIONS OF EMPLOYMENT

The Director’s employment shall be subject to the Company’s standard conditions of employment as set out in the Annexures hereto and the Corporate Office Staff Booklet. In the event of conflict between such annexures, the staff booklet and this agreement, the terms of this agreement shall prevail. It is specifically provided that the Company’s policies, practices and procedures do not in themselves constitute terms and conditions of employment but flexible guidelines designed to ensure the company’s compliance with fair labour and accepted industrial relations practices.

21.	ARBITRATION AND JURISDICTION

21.1	Any dispute between the parties in regard to any matter arising out of this agreement or its interpretation or their respective rights and obligations under this agreement, as well as any dispute which the employee may in terms of the Labour Relations Act, 1995, refer to the Commission for Conciliation, Mediation and Arbitration and/or the Labour Court for a determination, shall be submitted to and decided by arbitration in the event that such dispute has not been resolved by reference to the Compensation Committee and/or the Board.

21.2	The arbitrator shall be a practising Senior Counsel or practising attorney of the High Court of South Africa of not less than ten years’ standing who shall be agreed upon between the parties, or failing agreement, appointed by the then Chairperson of the Arbitration Foundation of Southern Africa, or failing him, the chairperson for the time being of the Johannesburg Bar Council.

21.3	The arbitrator shall be obliged to given the reasons for any decision made by him in the course of the arbitration.

21.4	Subject to the other provisions of this clause 21, each arbitration shall be held in accordance with the provisions of the Arbitration Act, 1965.

21.5	Nothing in this clause 21 shall preclude any party from seeking any interim relief from any competent court having jurisdiction pending the institution of any arbitration proceedings in terms of this clause 21. To that end, the parties submit themselves to the non-exclusive jurisdiction of the High Court of South Africa (Witwatersrand Local Division) and the Labour Court insofar as the latter court has jurisdiction in terms of section 157 of the Labour Relations Act, 1995.

21.6	The Arbitrator shall make an appropriate award as to costs, provided that the Board may authorise that the Director’s costs may in whole or in part, be borne by the Company.

22.	DOMICILIUM

The parties hereto choose domicilium citandi et executandi for all purposes of and in connection with this Agreement as follows:

22.1	GFI Mining Services Limited: 24 St Andrews Road Parktown JOHANNESBURG

22.2	Ian David Cockerill 17 Gardenia Street MORNINGSIDE SANDTON

THUS DONE AND SIGNED at Accra on this the 18th day of August 2004, in the presence of the undersigned witnesses:

AS WITNESSES:
1.
2.

/s/ Chris Thompson
CMT Thompson for and on behalf of GFL MINING SERVICES LIMITED, he being duly authorised by the Compensation Committee

THUS DONE AND SIGNED at Accra on this the 18th day of August 2004, in the presence of the undersigned witnesses:

AS WITNESSES:
1.
2.

/s/ Ian D. Cockerill
IAN DAVID COCKERILL